Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$502,271	$483,795	$957,989	$927,545
Management fee revenue - administrative services	14,667	14,813	29,514	29,584
Administrative services reimbursement revenue	157,190	151,965	310,723	303,519
Service agreement revenue	5,902	6,446	11,981	13,108
Total operating revenue	680,030	657,019	1,310,207	1,273,756

Operating expenses
Cost of operations - policy issuance and renewal services	437,775	413,865	838,324	793,357
Cost of operations - administrative services	157,190	151,965	310,723	303,519
Total operating expenses	594,965	565,830	1,149,047	1,096,876
Operating income	85,065	91,189	161,160	176,880

Investment income
Net investment income	13,650	5,044	30,747	9,708
Net realized investment gains (losses)	2,769	6,526	3,573	(4,280)
Net impairment (losses) recoveries recognized in earnings	(1)	(17)	86	(3,070)
Total investment income	16,418	11,553	34,406	2,358

Interest expense, net	1,039	2	2,048	5
Other expense	548	258	1,067	624
Income before income taxes	99,896	102,482	192,451	178,609
Income tax expense	20,867	20,505	39,856	37,306
Net income	$79,029	$81,977	$152,595	$141,303

Net income per share
Class A common stock – basic	$1.70	$1.76	$3.28	$3.03
Class A common stock – diluted	$1.51	$1.57	$2.92	$2.70
Class B common stock – basic and diluted	$255	$264	$491	$455

Weighted average shares outstanding – Basic
Class A common stock	46,188,289	46,187,808	46,188,573	46,188,299
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,302,370	52,302,981	52,309,163	52,313,667
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.035	$0.965	$2.070	$1.930
Class B common stock	$155.25	$144.75	$310.50	$289.50

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$156,038	$161,240
Available-for-sale securities	20,856	17,697
Equity securities	207	19
Receivables from Erie Insurance Exchange and affiliates, net	504,013	494,637
Prepaid expenses and other current assets	59,574	52,561
Accrued investment income	6,121	6,146
Total current assets	746,809	732,300

Available-for-sale securities, net	915,942	910,539
Equity securities	93,798	94,071
Fixed assets, net	280,402	265,341
Agent loans, net	60,070	62,449
Deferred income taxes, net	17,971	12,341
Other assets	48,652	40,081
Total assets	$2,163,644	$2,117,122

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$284,234	$262,338
Agent bonuses	62,694	110,158
Accounts payable and accrued liabilities	150,346	150,706
Dividends payable	48,200	48,200
Contract liability	35,742	36,917
Deferred executive compensation	8,581	17,319
Current portion of long-term borrowings	2,064	2,031
Total current liabilities	591,861	627,669

Defined benefit pension plans	184,111	164,346
Long-term borrowings	92,795	93,833
Contract liability	18,135	18,878
Deferred executive compensation	13,773	14,904
Other long-term liabilities	17,867	9,444
Total liabilities	918,542	929,074

Shareholders’ equity	1,245,102	1,188,048
Total liabilities and shareholders’ equity	$2,163,644	$2,117,122
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